UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No. __)

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FINJAN HOLDINGS, INC.
  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINJAN HOLDINGS, INC.
 2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 To Be Held on June 24, 2015
 9:00 a.m. Pacific DaylightTime

Dear Stockholder:

You are cordially invited to attend our 2015 annual meeting of stockholders to be held on Wednesday, June 24, 2015, at 9:00 a.m., Pacific Daylight Time, at our principal executive offices at:

2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

for the following purposes:

1.	To elect two Class 3 directors to serve three-year terms ending in 2018;

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on April 15, 2015 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name: Philip Hartstein
Title: President and Chief Executive Officer

Palo Alto, California
April 27, 2015

1

Equity Compensation Plan Information	26
Voting Securities of Certain Beneficial Owners and Management	27
Certain Relationships and Related Transactions	30
Services	30
Related Party Transactions Policy	30
Proposal 1 – Election of Directors	31
Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	32
Disclosure of Marcum LLP Fees for the Years Ended December 31, 2014 and 2013	32
Pre-Approval Policies and Procedures	33
2013 Change in Accounting Firm in Connection with Merger	33
Report of the Audit Committee	34
Other Matters	36
Availability of Proxy Statement and Annual Report on Form 10-K	36
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Wednesday, June 24, 2015	36
Other Matters to Come Before the 2015 Annual Meeting	36
Stockholder Proposals and Nominations for the 2016 Annual Meeting	36

2

FINJAN HOLDINGS, INC.
 2000 University Avenue, Suite 600
 East Palo Alto, CA 94303

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you were the record holder of shares of common stock of Finjan Holdings, Inc. as of the close of business on April 15, 2015. This proxy statement contains information related to the solicitation of proxies for use at our 2015 annual meeting of stockholders, to be held at 9:00 a.m., Pacific Daylight Time, on Wednesday, June 24, 2015 at our principal executive offices at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Finjan Holdings, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us,” “Finjan,” and the “Company” refer to Finjan Holdings, Inc. This proxy statement, the enclosed proxy card and our 2014 annual report to stockholders are first being mailed to stockholders beginning on or about May 1, 2015.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ending December 31, 2014, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on April 15, 2015, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by signing and returning the proxy card, you appoint Philip Hartstein and Michael Noonan as your representatives to vote your common stock at the annual meeting. Messrs. Hartstein and Noonan, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on April 15, 2015, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record ( i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (650) 282-3228.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card or by attending the meeting and voting in person.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in cases where your broker participates in a program offering telephonic or internet voting, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a legal proxy from your broker to vote at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement and “FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2015 fiscal year.

In the election of directors, you may either vote “FOR” all the nominees or to “WITHHOLD” your vote with respect to one or more of the nominees. Regarding the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you submit a properly executed proxy card, you will be counted as present at the meeting, including for purposes of establishing a quorum, even if you withhold your vote with respect to one or more director nominees or abstain from voting on any or all of the proposals to be considered at the meeting.  Abstentions marked on a proxy card will have the same effect as a vote “against” proposals regarding the ratification of our independent registered public accounting firm.

Broker non-votes will also be counted as present, including for purposes of establishing a quorum, and will have no effect on the outcome of the proposals regarding ratification of our independent registered public accounting firm.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of Marcum LLP as our independent registered public accounting firm for fiscal year 2015 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, in person at the annual meeting or by mail or (ii) delivering instructions to the Chief Financial Officer at our principal executive offices located at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of a majority of the voting power of the shares of common stock outstanding and entitled to vote on April 15, 2015 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of April 15, 2015, there were 22,511,807 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast. Therefore, the two nominees for election to the Board who receive the most votes will be elected. Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be elected.  Ratification of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

  What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Broadridge at 1-800-542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting Investor Relations at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303 or (650) 282-3228. Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations contact to participate in the householding program.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Daylight Time, at our principal executive offices at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, by contacting Investor Relations at (650) 282-3228.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

DIRECTORS, MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Directors

Our Board of Directors is comprised of seven directors.  In accordance with our current certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our charter provides that the number of directors shall consist of not less than three and not more than fifteen members, with the exact number to be fixed at the discretion of the Board.

The following table sets certain information concerning our executive officers and directors, including their names, ages (as of April 15, 2015), positions with us and, with respect to directors, the year in which their current term as directors expires.  Our executive officers are chosen by our Board of Directors and hold their respective offices until their resignation or earlier removal by the Board of Directors.

Name	Position	Age	Class	Executive Officer Since	Director Since	Term Expires
Daniel Chinn	Director (1)	49	1	2010-2014(3)	2013	2016
Eric Benhamou	Director (1)	59	1	N/A	2013	2016
Michael Southworth	Director (2)	42	1	N/A	2014	2016
Alex Rogers	Director (1)	40	2	N/A	2013	2017
Glenn Daniel	Director (2)	68	2	N/A	2014	2017
Michael Eisenberg	Director (1)	43	3	N/A	2013	2015
Harry Kellogg	Director (2)	71	3	N/A	2014	2015
Philip Hartstein	President & CEO (4)	38	N/A	2013	N/A	N/A
Michael Noonan	CFO & Treasurer (5)	56	N/A	2014	N/A	N/A
Julie Mar-Spinola	Chief Intellectual Property Officer (6)	58	N/A	2015	N/A	N/A
-----------------------

(1)  Messrs. Chinn, Eisenberg, Benhamou and Rogers were appointed to serve as members of our Board of Directors as of June 23, 2013.

(2)  Messrs. Daniel, Kellogg and Southworth were appointed to serve as members of our Board of Directors as of April 4, 2014.

(3)   Mr. Chinn also served as Chief Executive Officer of Finjan, Inc., our subsidiary, until April 2, 2014 when he transitioned to focus his time on serving on the Company’s Board of Directors.

(4)  Mr. Hartstein was appointed President and Chief Executive Officer on July 10, 2014.  Previously, he served as the Company’s President from June 3, 2013, after joining Finjan, Inc., the Company’s subsidiary, in April 2013.

(5)  Mr. Noonan was appointed Chief Financial Officer and Treasurer on November 11, 2014.  Previously, he served as the Company’s Vice President, Finance, when he joined the Company on October 27, 2014.

(6)  Ms. Mar-Spinola was appointed Chief Intellectual Property Officer on March 25, 2015.  Previously, she served as Vice President, Legal Operations, when she joined the Company on February 3, 2014.

 Class 1 Directors

Daniel Chinn.  Mr. Chinn has been a director of the Company since June 2013, has served as a director of the Company’s subsidiary, Finjan, Inc., since 2007 and was the CEO of Finjan, Inc. from 2010 until April 2014. He also served as a director (from 2006) of Finjan Software, Inc., a Delaware corporation and a former parent company of Finjan, Inc. and the Chief Executive Officer (from 2010) of Finjan Software, Inc., until its dissolution in 2013.  Since 2011, Mr. Chinn has also been a Partner at Tulchinsky Stern Marciano Cohen Levitski & Co., an Israeli law firm, where he specializes in corporate and transactional matters.  Prior to joining Tulchinsky Stern Marciano Cohen Levitski & Co., from 2009 to 2010, Mr. Chinn was the Chief Executive Officer of Seambiotic Ltd., which develops and produces marine microalgae for the food additives sector and as an energy alternative source, and from 2006 to 2010, he was a Partner at Israel Seed IV, L.P., an investment company focusing on Israeli information technology and life sciences companies.  Mr. Chinn brings to our Board of Directors his deep knowledge and understanding of the Company’s business, gained over 7 years of service in board and management capacities of Finjan, Inc. and FSI, and his experience in leading and advising other small market companies as investor, director, executive officer and legal counsel.

Eric Benhamou.  Mr. Benhamou has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006. Mr. Benhamou is also Chairman and CEO of Benhamou Global Ventures, LLC, which he founded in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world. Mr. Benhamou sits or has sat on the boards of directors of numerous public and private companies in the technology industry. Among U.S. public companies, he serves as a director of Cypress Semiconductor Corporation, a semiconductor company (Chairman, since 1993) and SVB Financial Group, a diversified financial services company, bank holding company and financial holding company (since 2005), and has previously served as a director of RealNetworks, Inc., creator of digital media services and software (2003-2012), 3Com Corporation, a public networking solutions provider (Chairman, 1990-2010), Voltaire Ltd., a public grid computing network solutions company (2007-2011), Dasient, a security company that provides malware detection and prevention solutions (2010-2011) and Palm, Inc., a public mobile products provider (Chairman, 1999-2007).  Mr. Benhamou also has served in management capacities at various public and private technology companies, including Palm, Inc. (Interim Chief Executive Officer, 2001-2003) and 3Com Corporation (Chief Executive Officer, 1990-2000), and previously founded Bridge Communications, an early networking pioneer, and served as Vice President of Engineering (1981-1987) until its merger with 3Com in 1987. He serves as a member of the board of the Stanford University School of Engineering, and serves other educational and philanthropic organizations. Mr. Benhamou holds a Master of Science degree from Stanford University’s School of Engineering, a Diplôme d’Ingénieur and a doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris, and several honorary degrees.  We believe that Mr. Benhamou’s extensive experience managing public companies in the technology sector, his expertise in venture and other financial transactions, and his engineering expertise makes him well-qualified to serve on our Board of Directors.

            Michael Southworth.  Mr. Southworth has been a director of the Company since April 2014.  He is also the Chief Executive Officer at Contact Solutions LLC, a leading provider of cloud-based and mobile customer self-service solutions. He led Contact Solutions’ business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, and has been behind over $100 million in private equity and debt financing. Previously, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning.  Prior to Corning, he held senior financial roles at a number of technology companies including MobileAccess Networks, Lucent Technologies, and Chromatis.  Mr. Southworth holds a Bachelor of Science, Biology, Business concentration, from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.  Mr. Southworth brings to the board his wealth of experience with early stage growth companies, particularly in the technology space, and his expertise in private equity and debt financing.

Class 2 Directors

 Alex Rogers.  Mr. Rogers has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006.  Mr. Rogers also serves as a managing director of HarbourVest (Asia) Limited and HarbourVest Partners LLC, which he joined in 1998.  At HarbourVest, he focuses on direct co-investments in growth equity, buyout, and mezzanine transactions in Asia, Europe and emerging markets regions, and has been instrumental in expanding and managing the direct investment team in London, including its direct European senior debt investing activities. He has also been actively involved in HarbourVest’s business development activities, including the public listings of HarbourVest Global Private Equity Limited and HarbourVest Senior Loans Europe Limited. Mr. Rogers transferred to HarbourVest’s Hong Kong subsidiary in 2012. He serves or has recently served as a board member or board observer at M86 Security, MobileAccess Networks (acquired by Corning), MYOB (acquired by Bain Capital), Nero AG, Transmode Systems (TRMO:SS), TynTec, and World-Check (acquired by Thomson Reuters). His previous experience includes two years with McKinsey & Company.  Mr. Rogers received a B.A., summa cum laude, in Economics from Duke University and an M.B.A. from Harvard Business School, where he graduated with high distinction and was named a Baker Scholar.  Mr. Rogers brings to the board his global expertise in capital markets, private equity and strategic transactions, as well as his experience serving on the boards of numerous portfolio and other companies.

Glenn Daniel.  Mr. Daniel has been a director of the Company since April 2014 and was formerly a Managing Director at the global investment bank Houlihan Lokey, where he was head of Houlihan Lokey’s San Francisco office for 15 of his 25 years with the firm. During this time, he advised boards of directors and independent committees of technology companies on fairness, valuation, and other financial matters in M&A and securities transactions.  Mr. Daniel has deep experience with litigation in financial disputes, having testified as a financial expert in more than 25 cases in State, Federal, and Bankruptcy Court. He previously held positions with Moody’s Investors Service and Lehman Brothers.  Mr. Daniel holds a Bachelor of Arts in German & Economics and a Master of Science in Finance from the University of Wisconsin, Madison. He is a Chartered Financial Analyst (CFA) and a member of the CFA Institute.  Mr. Daniel brings to the board his extensive background in finance and accounting, as well as his valuable experience with litigation and financial disputes.

Class 3 Directors

Michael Eisenberg.  Mr. Eisenberg has been a director of the Company since June 2013 and served as a director of the Company’s subsidiary, Finjan, Inc., from 2003 until June 2013.  Mr. Eisenberg is a Partner at Aleph, a $140MM early stage venture capital fund, which he co-founded with Eden Shochat in 2013. Mr. Eisenberg joined Benchmark Capital as a general partner in July 2005 and continues as the partner responsible for Benchmark’s Israeli portfolio. He joined Benchmark from Israel Seed Partners where he was a general partner from July 1997.  Mr. Eisenberg began his career at Jerusalem Global where he started and led the firm’s successful investment banking group and partnership with Montgomery Securities.  Mr. Eisenberg has focused on Internet investments since 1995 and has invested in and sat on the boards of Israel’s leading companies and start ups, such as Shopping.com (Nasdaq SHOP, acquired by EBAY), Conduit, SeekingAlpha, Gigya, WeWork, Tunewiki, Wix,  Answers.com (Nasdaq ANSW), Tradeum (acquired: VERT), and Picturevison (acquired: EK).  Mr. Eisenberg also serves on numerous non-profit and civic boards and organizations, including Yeshivat Har Etzion and Shomer Hachadash (New Guardians). He lectures frequently on the topics of venture capital and entrepreneurship. Mr. Eisenberg was previously ranked No. 1 on the Forbes Israel Midas List.  He holds a B.A. in Political Science from Yeshiva University in New York.  Mr. Eisenberg brings to our Board of Directors his deep knowledge and understanding of our business, gained over ten years of service as a director of our subsidiary Finjan, Inc. and his extensive board leadership with other companies in the technology industry.

Harry Kellogg.  Mr. Kellogg has been a director of the Company since April 2014 and was previously Vice Chairman of the Board of Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group, a public company.  He was also Head of Strategic Relationships for SVB Financial Group, responsible for overseeing SVB Financial Group’s venture capital, private equity, private banking and premium wine activities. Kellogg joined Silicon Valley Bank in 1986 as Senior Vice President of the Technology Division. Prior to joining Silicon Valley Bank, he was the group manager of Corporate Banking at Bank of the West for five years and started that bank’s technology lending group. He was also with Wells Fargo Bank for 13 years, including four years in the Wells Fargo Special Industries Group, a high-tech lending unit within Wells Fargo Bank.  Mr. Kellogg is and has been actively involved in many civic and industry organizations, serving on many of their boards and advisory boards. These include: TechNet, Joint Venture: Silicon Valley Network, Financial Executives International, Stanford Institute for Economic Policy Research, The Computer History Museum, California/Israel Chamber of Commerce, Nollenberger Capital Partners, The Tuck Center for Private Equity and Entrepreneurship, Pacific Community Ventures and Grameen Bank.  Mr. Kellogg is an emeritus board member of the Technology Museum of Innovation. In 2001, he was named one of Upside Magazine’s “100 People Who Changed Our World.” Mr. Kellogg holds a Bachelor of Science Degree in Business Administration & Finance from San Jose State University.  Mr. Kellogg brings to the board his valuable expertise in the banking and financial industries, his expertise on financial and accounting matters and his extensive experience service on public and private company boards of directors.

 Executive Officers

The following information pertains to our non-director executive officers.

Philip Hartstein.  Mr. Hartstein has been serving as President and Chief Executive Officer of the Company since July 10, 2014 and as President of the Company since June 3, 2013.  He has served as President of Finjan, Inc., the Company’s subsidiary, since April 2013.  Previously, Mr. Hartstein was a Vice President and Portfolio Manager with IP Navigation Group a full-service patent monetization firm, from 2012 to 2013.  He served as Managing Director—Business Development with Rembrandt IP Solutions, a firm that specializes in investing in and monetizing infringed intellectual property, from 2009 to 2012.  In prior roles, Mr. Hartstein was a director with IPotential in the patent brokerage group, a director and early member of Ocean Tomo’s management team overseeing both the patent analytics and IP acquisitions groups, working as an in-house intellectual property manager for a medical device start-up, and as a patent engineer for a boutique intellectual property law firm.

 Michael Noonan.  Mr. Noonan was appointed as Chief Financial Officer & Treasurer of the Company as of November 11, 2014, and previously served as the Company's Vice President, Finance since October 27, 2014.  Previously, Mr. Noonan served as the Chief Financial Officer of Sky Petroleum Inc., an international oil and gas exploration and development company, from 2005 until September 2013, and served as a member of Sky Petroleum's board of directors from 2005 until April 2014.  Mr. Noonan served as a Senior Director in the finance department for Forgent Networks, an intellectual property company, from 2002 to 2005, where he was responsible for investor relations, human resources and mergers and acquisitions.  Prior to Forgent, Mr. Noonan worked for Pierpont Communications, an investor and public relations firm, where he was a Senior Vice President.  Mr. Noonan has also served as Director of Investor Relations and Corporate Communications at Integrated Electrical Services, an electrical services company, and Manager of Investor Relations and Public Affairs for Sterling Chemicals, a manufacturer of commodity petro-chemicals.  Since 2012 Mr. Noonan also has been serving as a director of Experience Art & Design, Inc. and founded IR Smartt, Inc., a private company focused on social media for investor relations.  Mr. Noonan received a BBA in Business Administration and Economics from Simon Fraser University in British Columbia, Canada; an MBA from Athabasca University in Alberta, Canada; and an Executive JD from Concord School of Law in Los Angeles, California.

Julie Mar-Spinola.  On March 25, 2015, the Company appointed Julie Mar-Spinola as its Chief Intellectual Property Officer.  Ms. Mar-Spinola has served as the Company's Vice President, Legal Operations since February 3, 2014.  Previously, Ms. Mar-Spinola served as Interim General Counsel for Phoenix Technologies and its subsidiary, iolo technologies LLC, a software technology company, from September 2013 through February 2014.  Ms. Mar-Spinola served as VP, Legal (General Counsel) for Alta Devices, a solar cells manufacturer, from June 2010 through April 2013.  Prior to Alta Devices, Ms. Mar-Spinola was a Co-Managing Partner with a patent boutique law firm, Sawyer Law Group, PC, from March 2009 through June 2010.  Ms. Mar-Spinola served as an intellectual property consultant during the period between September 2007 through March 2009, after serving with Atmel Corporation as VP, Global Affairs – IP, Litigation, and Licensing from October 1997 through September 2007.  Prior to joining Atmel, Ms. Mar-Spinola was Special Counsel at the law firm of Heller Ehrman White & McAuliffe from May 1989 through October 1997.  Ms. Mar-Spinola is currently the Chairman and Co-Founder of ChIPs, a nonprofit corporation founded in 2005, whose mission is to support, educate and promote the advancement, development, and retention of women in IP and technology.    Ms. Mar-Spinola has been a court appointed Mediator for the US District Court for the Northern District of California, specializing in patent disputes, since 2011.  Since November 2014, Ms. Mar-Spinola has served on the Santa Clara Law, High Tech Law Institute’s High Tech Advisory Board, and since April 2015, Ms. Mar-Spinola has served on the Patent Public Advisory Committee of the U.S. patent and Trademark Office.  Ms. Mar-Spinola received a B.A. in Chemistry from San Jose State University, and a JD from Santa Clara University School of Law in 1987.  Ms. Mar-Spinola is a member of the California State Bar and registered to practice before the U.S. Patent & Trademark Office.

Family Relationships

There are no family relationships among the members of our Board of Directors or our executive officers.

Director Independence

Our Board of Directors currently consists of seven members. Our Board of Directors determines director independence based on the definition of “independent directors” under NASDAQ Marketplace Rule 5605(a)(2). Consistent with that standard, after review of all relevant transactions and relationships, including between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, our Board of Directors has affirmatively determined that as of the date hereof, Messrs. Eisenberg, Benhamou, Daniel, Kellogg, Rogers and Southworth are independent under the NASDAQ standard for independence.

Executive Sessions of Independent Directors

Pursuant to NASDAQ rules, in order to promote open discussion among independent directors, our Board has devoted and will continue to devote a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below, other than Daniel Chinn, are “independent” under NASDAQ Marketplace Rules.  The Board may re-assess the composition of its committees following the 2015 annual meeting of stockholders.

            The table below provides membership information for each of the Board committees as of April 15, 2015:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Eric Benhamou*	✓	Chair
Daniel Chinn
Glenn Daniel	✓		✓
Michael Eisenberg			✓	Chair	✓
Harry Kellogg	✓
Alex Rogers			✓		✓
Michael Southworth	✓
-----------------------

* We currently have at least one Board member, Eric Benhamou, who qualifies and is designated as an independent “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee was formed on April 4, 2014 and is currently comprised of Eric Benhamou, Glenn Daniel, Harry Kellogg and Michael Southworth, with Mr. Benhamou serving as Chair.  Pursuant to its charter, the purpose of the Audit Committee is to oversee (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements; (4) the performance of the independent registered public accounting firm and the Company’s internal audit function; and (5) the Company’s internal accounting and financial reporting controls.  The Audit Committee has the power to appoint, compensate, retain and oversee the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services.  In addition, the Audit Committee is responsible for reviewing and approving the audit committee report as required by the SEC to be included in the Company’s annual proxy statement.  Our Audit Committee met nine times in 2014.

Compensation Committee

The Compensation Committee was formed on October 7, 2013 and is currently comprised of Michael Eisenberg, Alex Rogers and Glenn Daniel, with Mr. Eisenberg serving as Chair.  Pursuant to its charter, the purpose of the Compensation Committee is to (1) review and recommend to the Board approval of corporate goals and objectives relating to compensation and benefits for the chief executive officer (or the president or other principal executive officer of the Company in the absence of a chief executive officer) (such chief executive officer or other principal executive officer, the “PEO”) and other executive officers of the Company; (2) evaluate the performance of the Company’s PEO and other executive officers relative to established goals and objectives and assist the Board in the discharge of its responsibilities relating to compensation for the PEO and other executive officers based on such evaluations; (3) oversee the administration of the Company’s incentive compensation plans; (4) review such compensation committee-related disclosure as is required by the SEC to be included in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC; and (5) take such other actions within the scope of its charter as the Compensation Committee deems necessary or appropriate. Our Compensation Committee met three times in 2014.

The Compensation Committee has the sole authority to retain, pay and terminate compensation consultants to assist in the evaluation of executive officer compensation.  The Compensation Committee also has the power to engage advisors to assist in fulfilling its responsibilities and direct the Company to pay for such expenses.  The Compensation Committee directly engaged Compensia, Inc. (“Compensia”) as its compensation consultant in October 2014, and the Compensation Committee has the sole authority to terminate this engagement.  Compensia’s primary role, as requested by the Compensation Committee, was to assist the Compensation Committee in developing a compensation framework.  See “Compensation Discussion and Analysis – Role of Compensation Consultant” for a discussion of Compensia’s role.  The Compensation Committee has the power to delegate its responsibilities related to determinations of awards to be granted under the Company’s equity-based and incentive compensation plans to such persons as determined by the Compensation Committee, to the extent permitted by law.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed on October 7, 2013 and is currently comprised of Alex Rogers and Michael Eisenberg.  Pursuant to its charter, the purpose of the Nominating and Corporate Governance Committee is to (1) oversee and assist the Board in identifying, reviewing and recommending nominees for election to the Board; (2) advise the Board with respect to Board composition, procedures and committees; (3) recommend directors to serve on each Board committee; (4) evaluate the Board and the Company’s management; (5) develop, review and recommend corporate governance guidelines and otherwise take a leadership role in shaping the corporate governance of the Company; and (6) take such other actions within the scope of its charter as the Nominating and Corporate Governance Committee deems necessary or appropriate.  Our Nominating and Corporate Governance Committee met three times in 2014.

Availability of Committee Charters

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters are available for review on our website at www.finjan.com under “Investors.”  To request a copy of any of these charters, please make a written request to Investor Relations at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.

Board Meetings and Director Attendance

The Board held three meetings in 2014 and otherwise acted through written consents. Each of our directors attended at least 75% of Board meetings and applicable committee meetings on which he served during 2014 during the time he served on the Board or committees. Three of our directors attended our 2014 annual meeting of stockholders. The Company does not have a policy regarding director attendance at our annual meeting of stockholders, but all directors are encouraged to attend the meeting in person.

Director Nominees

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) other members of the Board and (iii) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

            As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors whose terms expire have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of his or her qualifications and credentials, including whether such candidate would satisfy NASDAQ independence requirements, and any additional factors that it deems necessary or appropriate.  In connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in public and private businesses, financial institutions and other areas that are relevant to the Company’s activities. Directors must be willing and able to devote sufficient time to carrying out their duties effectively.

Existing directors whose terms expire and are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below under “— Stockholder Proposals and Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Proposals and Recommendations of Director Nominees

Our bylaws include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors.

Section 2.5 of the Company’s bylaws provides that, at an annual meeting of the stockholders, only such business (other than nominations for directors) will be conducted as shall have been brought before the meeting (i) pursuant to the Company’s proxy materials, (ii) by or at the direction of the Board, or (iii) by a stockholder of the Company who is a stockholder of record at the time requisite advance notice is given, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in Section 2.5 of the bylaws.  Among other things, those procedures require the stockholder to deliver written notice to the Company’s secretary not less than ninety nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Anniversary”), except that, if the date of the annual meeting is advanced more than thirty days prior to, or delayed by more than sixty days after, the Anniversary, or if no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely would have to be delivered not later than the later of (x) ten (10) days after the Corporation has publicly disclosed the date of the meeting in the manner provided in the bylaws, and (y) ninety days prior to the date of the annual meeting.  The requisite content of such notice is set forth in Section 2.5 of the bylaws.

Section 2.6 of the bylaws provides that only persons nominated in accordance with the applicable procedures will be eligible to be elected by the Company’s stockholders to serve as directors of the Company.  Section 2.6 of the bylaws further provides that nominations of persons for election to the Board at an annual meeting of stockholders may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is a stockholder of record at the time the requisite notice is given, who is entitled to vote in the election of directors at the meeting and who complies with the notice procedures and other requirements set forth in the bylaws.  Among other things, those procedures would require the stockholder to deliver requisite notice to the secretary of the Company within the timeframes described above, except that,  in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least one hundred days prior to the Anniversary, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the tenth day following the day on which such public announcement is first made by the Company.   The requisite content of such notice is set forth in Section 2.6 of the bylaws.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o Secretary at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Board Leadership Structure

On July 10, 2014, the Board created the new position of “Executive Chairman”  and appointed Daniel Chinn to fill that role, after considering his qualifications, availability, length of service with the Company and its predecessors and other professional commitments.  In creating the new position, the Nominating and Corporate Governance Committee, as well as the Board, considered the current Board size of seven directors and the anticipated growth of the Company and the increasing demands on the Board’s time and resources.   The Nominating and Corporate Governance Committee recommended, and the Board approved, the appointment of an Executive Chairman to facilitate the efficient functioning of the Board and to provide for effective leadership that would enable the Company to achieve its strategic business and other goals on behalf of its stockholders.  The “Executive Chairman” title was revised to “Chairman of the Board” on March 5, 2015 to clarify and confirm that the role is a non-employee position and is distinct from our executive leadership.

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals, with Mr. Chinn serving as Chairman, and Mr. Hartstein serving as Chief Executive Officer. The Board believes that the separation of the offices of Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on the Company’s business strategy, operations and corporate vision. However, the Board does not have a policy mandating that the roles of Chairman and Chief Executive Officer continue to be separate. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined in light of the circumstances and considerations involving the Company, including the satisfaction of the Board’s risk oversight function. To the extent the Nominating and Corporate Governance Committee determines that the leadership structure of the Board should be modified, it shall make recommendations to the Board regarding such changes as it deems appropriate, consistent with any corporate governance guidelines that may be adopted by the Board.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2014, none of our executive officers served as a director of or member of a compensation committee of any entity that has one or more executive officers serving on our Board of Directors. See “Board Committees” and “Certain Relationships and Related Party Transactions” regarding our Compensation Committee and its members.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics and Code of Ethics for Principal and Senior Financial Officers (the “Codes of Ethics”) that establish the standards of ethical conduct applicable to all directors, officers and employees of the Company. The Codes of Ethics address, among other things, conflicts of interest, compliance with disclosure controls and procedures, and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our Codes of Ethics in situations where questions are presented to it.  Our Codes of Ethics is available for review on our website at www.finjan.com under “Investors.”  In addition, to request copies of the Codes of Ethics, please make a written request to Investor Relations at Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding amendments to, or a waiver from, our Code of Ethics for Principal and Senior Financial Officers by posting such information on our website. There were no amendments or waivers to our Code of Ethics for Principal and Senior Financial Officers in fiscal year 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports and representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during the year ended December 31, 2014.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it relies on senior management and utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular individual or committee’s expertise. For example, senior management, particularly our Chief Executive Officer and our Chief Financial Officer, is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices and communicating regularly with the Board. The Audit Committee oversees, among other things, our financial statements and the performance of our internal audit function.  The Compensation Committee participates in the design of compensation structures that create incentives, while managing the level of risk-taking behavior, consistent with the Company’s business strategy as further described in the Compensation Discussion and Analysis section below. The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.  The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s executive officers who are named in the Summary Compensation Table, and whom we sometimes refer to as the “Named Executive Officers.”  On November 11, 2014, we appointed Michael Noonan as our new Chief Financial Officer and Treasurer, with Shimon Steinmetz ceasing to serve in that capacity upon the appointment of Mr. Noonan.  Mr. Steinmetz remained an employee of the Company until January 31, 2015 to assist in transitional and other matters.  For purposes of the SEC rules, each of Mr. Hartstein, our current President and Chief Executive Officer, Mr. Noonan, our current Chief Financial Officer and Treasurer, and Mr. Steinmetz, our former Chief Financial Officer and Treasurer, are deemed “Named Executive Officers” for 2014.  Julie Mar-Spinola, who was appointed Chief Intellectual Property Officer, as of March 25, 2015, is a current executive officer of the Company, but is not deemed a “Named Executive Officer” for 2014.

Our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our Chief Executive Officer and Chief Financial Officer.

As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives such as stock options.

Compensation Philosophy and Objectives

The goal of our executive compensation program is to motivate, retain and reward executives who create long-term value for our stockholders. Our compensation program is designed to reward and incentivize executives to position the Company for future growth, achieve short-term and long-term financial and operating performance excellence, and align the executives’ long-term interests with those of our stockholders while recognizing individual contributions to the Company. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:

•	general economic conditions;
•	our current and historical compensation practices and current and historical compensation; practices of peer companies;
•	each executive’s performance, skill sets and roles in the Company; and
•	the Company’s need for skill sets and the global or regional market for the executive’s skill sets.

                 Say-On-Pay and Say-On-Frequency

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included two stockholder votes on executive compensation in last year’s proxy statement. In those votes, which were advisory and non-binding, our stockholders approved the compensation of our named executive officers as described in the proxy statement for last year’s annual meeting of stockholders. The Compensation Committee views the result of this advisory vote (i.e., approximately 99% of the votes cast and 93% of the votes eligible to be cast) for the say-on-pay proposal as a strong endorsement of our compensation program.

The Company’s stockholders also voted, on a non-binding, advisory basis, on the frequency of holding stockholder non-binding, advisory votes on the compensation of the Company’s named executive officers. As previously reported, the stockholders of the Company voted in favor of holding an advisory vote every three years. The Board of Directors of the Company has considered the results of this vote and has determined that, consistent with the majority vote of the Company’s stockholders at last year’s annual meeting of stockholders, the Company will hold future non-binding stockholder advisory votes on the executive compensation of the Company’s named executive officers every three years at the Company’s annual meeting of stockholders.

Setting of Executive Compensation

Role of Management

While the Compensation Committee is primarily responsible for the oversight of our executive compensation, the Chief Executive Officer recommends compensation packages for our executive officers and our executive officers discuss their compensation with the Compensation Committee directly. The Compensation Committee believes that the Chief Executive Officer 's input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the Chief Executive Officer will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for our executive officers.   The Compensation Committee determines the compensation package for the Chief Executive Officer.

Role of Compensation Consultant

The compensation committee engaged its own independent third-party compensation consultant, Compensia Inc., to assist with its 2014 compensation review, analysis and actions. Compensia’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;

•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and

•	developing a market-based framework for potential changes to our executive compensation program (including specifically for the compensation committee’s review and input.

After review and consultation with Compensia, our compensation committee determined that Compensia is independent, and that there is no conflict of interest resulting from retaining Compensia currently or during fiscal year 2014. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.  Other than services provided to our compensation committee, Compensia did not perform any other work for us.

Competitive Market Review for 2014

The market for experienced management is highly competitive. We seek to attract and retain the most and highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

In reviewing and determining the 2014 compensation program for our named executive officers, our Compensation Committee relied on the peer group prepared by Compensia and approved by the Compensation Committee in November 2014. This peer group consisted of the following companies.

•	Acacia Research
•	Document Security Systems
•	Marathon Patent Group
•	DTS
•	Ebix
•	ParkerVision
•	Pendrell
•	Rambus

•	RealD
•	RPX
•	Silicon Image
•	Spherix
•	Tessera Technologies
•	Universal Display
•	Unwired Planet
•	VirnetX Holding
•	Vringo
•	Wi-LAN

Based on the approved 2014 peer group, Compensia prepared a formal executive compensation assessment that included publicly available proxy information and certain non-public information for third-party executive compensation for the Compensation Committee’s consideration.  In analyzing our executive compensation program for 2014, the Compensation Committee compared certain aspects of our named executive officer compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by our 2014 peer group as part of this assessment.  See “Components of Executive Compensation” below for a detailed discussion of our executive compensation program.

Components of Executive Compensation

Currently, our executive compensation program consists of short-term compensation (salary and bonus) and long-term compensation (stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe is aligned with our stockholders’ interests.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on our long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives and to recognize the performance of their respective job responsibilities. Therefore, we intend for the base salary component of total compensation to be relatively stable year over year, subject to adjustment at the discretion of the Compensation Committee for changes in the cost of living or increases in responsibilities. Total executive compensation is impacted to a significant extent by the variability of bonuses and long-term incentive compensation (which are discussed below). The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and will review the base salary of each executive officer annually in light of our overall compensation objectives and contractual obligations.  Based on such review, the Compensation Committee will consider making adjustments to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

The base salary for our President and Chief Executive Officer, Philip Hartstein, was determined for 2014 at $300,000 per year, pursuant to his then current employment agreement, entered into on July 8, 2013 (the “2013 Hartstein Employment Agreement”).  Pursuant to an amended and restated employment agreement that was entered into on January 14, 2015 (the “2015 Hartstein Employment Agreement”), Mr. Hartstein’s base salary was adjusted to $350,000, effective January 1, 2015.  The Compensation Committee reviewed the written report prepared by Compensia and the applicable market compensation data for Chief Executive Officers and consulted with other outside advisors during the negotiation process for the 2015 Hartstein Employment Agreement.

The base salary for our current Chief Financial Officer, Michael Noonan, was determined for 2014 at $250,000 per year, pursuant to his amended and restated employment agreement, entered into on November 11, 2014 (the “2014 Noonan Employment Agreement”).  Mr. Noonan was previously hired as Vice President, Finance on October 24, 2014 and promoted to Chief Financial Officer on November 11, 2014.  His salary resulted from arms-length negotiations between the Company and our Chief Financial Officer and reflect the Company’s view of the market for talent with the comparable skills and experience and the negotiated terms necessary to retain Mr. Noonan’s services.

The base salary for our former Chief Financial Officer, Shimon Steinmetz, was determined for 2014 at $200,000 per year, pursuant to his employment agreement, entered into on July 8, 2013.  His base salary continued at $200,000 per year, pursuant to his amended and restated employment agreement, entered into on October 30, 2014 (the “2014 Steinmetz Employment Agreement”).  The terms of the 2014 Steinmetz Employment Agreement resulted from arms-length negotiations between the Company and our former Chief Financial Officer, and reflected a desire on the part of both parties to continue negotiations regarding Mr. Steinmetz’s long-term future with the Company, while negotiating severance terms in the event such negotiations did not result in a mutually agreeable long-term employment arrangement.

Cash Bonuses

The second element of executive compensation is an annual cash bonus.  The Committee believes that a significant portion of each executive’s compensation should be contingent on the annual progress of the Company, as well as the individual contribution of each executive to achieving our goals.  Although the Compensation Committee expects to periodically review our financial metrics as measures of our performance, due to the unpredictability of our income during any specific periods, cash bonuses may not necessarily reflect financial performance measures as we grow our business.   Instead, our Compensation Committee expects to consider various measures related to the growth of our business, such as the status of licensing discussions and enforcement activities, progress in acquiring additional technology or additional patents based on our existing technology, progress in implementing corporate governance and similar objectives, and other similar measures which may not generate financial returns during the period for which a bonus is earned.

Pursuant to their current employment agreements, our Chief Executive Officer and Chief Financial Officer are entitled to cash bonuses for the 2015 fiscal year of up to $200,000 and $75,000, respectively, which is meant to reward executives for the progress of the business over the fiscal year.  For 2014, our Chief Executive Officer and Chief Financial Officer were entitled to cash bonuses of up to $75,000 each, prorated in the case of our Chief Financial Officer for his length of service.   For the 2014 fiscal year, the Compensation Committee approved a bonus of $75,000 for our Chief Executive Officer and a prorated bonus of $12,500 for our Chief Financial Officer. The Compensation Committee determined that such bonus amounts were appropriate in light of the Company’s overall progress, including the successful listing of our common stock on The NASDAQ Capital Market, the continued development of our licensing program and successes in our enforcement program.

Mr. Steinmetz received a bonus of $50,000 for 2014 and a prorated bonus of $4,257 for 2015, reflecting his length of service in 2015.  These amounts were awarded pursuant to the 2014 Steinmetz Employment Agreement discussed above.

Long-Term Incentive Compensation

The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our stockholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our Chief Executive Officer and Chief Financial Officer because the value of their equity compensation is subject to risk. As a result, each executive officer’s total annual compensation includes a significant portion of option awards. The stock options that have been granted to the Company’s executives are subject to a vesting schedule pursuant to which 25% of the options vest on the one-year anniversary of the grant date, with the balance vesting over the succeeding three years in equal amounts every three calendar months, encouraging the retention of the executive officers.

In light of prior grants made in 2013, the Compensation Committee did not make any additional grants to Mr. Hartstein in 2014. However, pursuant to the 2015 Hartstein Employment Agreement, the Board awarded Mr. Hartstein 200,000 restricted stock units (“RSUs”) on January 14, 2015.  The RSUs are scheduled to vest over a four-year period, with one-quarter vesting on January 1, 2016, and the remainder vesting ratably on a quarterly basis for the following three years so that, subject to employee’s continued employment, the RSUs granted shall be fully vested on January 1, 2019.  The RSUs were awarded pursuant to the 2014 Incentive Compensation Plan, as amended (the “2014 Plan”) and an award agreement thereunder.  The 2015 Hartstein Employment Agreement also provides that in the event the daily trading average price of the Company’s shares of common stock has been at least $12.50 for a period of twenty full consecutive trading days during the term of the agreement, the Company shall recommend to the Compensation Committee and the Board a grant of an additional 100,000 RSUs.  Subject to employee’s employment at the time of grant, this grant of RSUs would be fully vested immediately upon grant.  The RSUs would be awarded (if at all) pursuant to the 2014 Plan or any successor plan that may then be in effect and an award agreement thereunder.  The Compensation Committee reviewed the written report prepared by Compensia and the applicable market compensation data for Chief Executive Officers and consulted with other outside advisors during the negotiation process for the 2015 Hartstein Employment Agreement.

On October 27, 2014, the Compensation Committee awarded Mr. Noonan 130,000 RSUs, when he joined the Company as Vice President, Finance.  The RSUs are scheduled to vest over a three-year period, with one third vesting on October 27, 2015, and an additional 8.33% of the RSUs vesting every three calendar months thereafter until fully vested.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.  These grants resulted from arms-length negotiations between the Company and our Chief Financial Officer and reflect the Company’s view of the market for talent with the comparable skills and experience and the negotiated terms necessary to retain Mr. Noonan’s services.

Pursuant to the 2014 Steinmetz Employment Agreement, Mr. Steinmetz received accelerated vesting of 57,911 options to purchase shares of common stock, which options will remain exercisable until June 30, 2016.  As described above, the terms of the 2014 Steinmetz Employment Agreement resulted from arms-length negotiations between the Company and our former Chief Financial Officer, and reflected a desire on the part of both parties to continue negotiations regarding Mr. Steinmetz’s long-term future with the Company, while negotiating severance terms in the event such negotiations did not result in a mutually agreeable long-term employment arrangement.

The Compensation Committee’s Consideration of Risk in Relation to Executive Management

In 2014, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy stockholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our common stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Michael Eisenberg (Chairman)
Glenn Daniel
Alex Rogers

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The following table provides the compensation earned for the fiscal years indicated for services rendered to us in all capacities, by our Named Executive Officers.  For purposes of the SEC rules, each of Mr. Hartstein, our current President and Chief Executive Officer, Mr. Noonan, our current Chief Financial Officer and Treasurer, and Mr. Steinmetz, our former Chief Financial Officer and Treasurer, are deemed “Named Executive Officers” for 2014.  Julie Mar-Spinola, who was appointed Chief Intellectual Property Officer, as of March 25, 2015, is a current executive officer of the Company, but is not deemed a “Named Executive Officer” for 2014.

				Stock		Option
Name and			Bonus	Awards		Awards		All Other
Principal Position	Year	Salary	(1)		(2)		(2)	Compensation		Total

Philip Hartstein	2014	$300,000	$75,000	$	---	$	---	$	---	$375,000
President and CEO (3)	2013	$150,000	$50,000	$	---		$276,942		$75,000	$551,942

Michael Noonan	2014	$38,461	$12,500		$302,900	$	---	$	---	$353,861
CFO and Treasurer (4)

Shimon Steinmetz	2014	$200,000	$50,000	$	---	$	---	$	---	$250,000
Former CFO and	2013	$100,000	$50,000	$	---		$118,689		$59,999	$328,688
Treasurer (5)

(1)
In 2014, the Company provided discretionary cash bonuses to its Chief Executive Officer and Chief Financial Officer based upon the Company’s overall progress, including the successful listing of our common stock on The NASDAQ Capital Market, the continued development of our licensing program and successes in our enforcement program.  The bonuses were not based on specific performance criteria.

(2)
Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718 and FASB ASC 505, Equity-Based Payments to Non-employees. Our policy and assumptions made in the valuation of share-based payments are contained in Note 8 to our December 31, 2014 financial statements.  The value of stock awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officers.

(3)
In April 2013, Finjan, Inc. engaged Philip Hartstein to serve as its President pursuant to a consulting agreement, which was terminated upon the execution of an employment agreement between the Company and Mr. Hartstein effective as of July 1, 2013.  Prior to the effectiveness of such employment agreement, the Company paid Mr. Hartstein $75,000 of consulting fees, which are reflected as “other compensation” in the table above. During 2013, Finjan, Inc. granted Mr. Hartstein a ten-year option, which, as a result of the merger of COIN Merger Sub. Inc. with and into Finjan Inc., with Finjan Inc. being the surviving corporation pursuant to the Agreement and Plan of Merger, dated as of June 3, 2013 (the transactions contemplated by such Agreement and Plan of Merger, collectively, the “Merger”), was converted into a ten-year option to purchase 432,403 shares of common stock at an exercise price of $1.66 per share.

(4)	Mr. Noonan joined the Company as Vice President, Finance on October 27, 2014 and was promoted to Chief Financial Officer and Treasurer on November 11, 2014.

(5)
In April 2013, Finjan, Inc. engaged Shimon Steinmetz to serve as its Chief Financial Officer pursuant to a consulting agreement, which was terminated upon the execution of an employment agreement between the Company and Mr. Steinmetz effective as of July 1, 2013.  Prior to the effectiveness of such employment agreement, the Company paid Mr. Steinmetz $59,999 of consulting fees, including $10,000 of moving expenses, which are reflected as “other compensation” in the table above. During 2013, Finjan, Inc. granted Mr. Steinmetz a ten-year option, which, as a result of the Merger, was converted into a ten-year option to purchase 185,315 shares of common stock at an exercise price of $1.66 per share.

Grant of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the year ended December 31, 2014:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards

Philip Hartstein	---	---	---	$	---	$	---
Michael Noonan	October 27, 2014	130,000	---	$	---		$302,900
Shimon Steinmetz	---	---	---	$	---	$	---

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Philip Hartstein (1)	189,176	243,227		$1.66	5/7/2023	---	$	---	---	$	---

Michael Noonan (2)	---	---	$	---	---	130,000		$302,900	---	$	---

Shimon Steinmetz (3)	81,076	104,239		$1.66	5/7/2023	---	$	---	---	$	---

(1)  Twenty-five percent (25%) of the 432,403 options awarded to Mr. Hartstein on May 7, 2013 vested and became exercisable on March 31, 2014 and thereafter, 6.25% of the options began vesting and become exercisable every three calendar months.

(2)  The RSUs are scheduled to vest over a three-year period, with one-quarter vesting on October 27, 2015, and the remainder vesting ratably on a quarterly basis for the following two years so that, subject to employee’s continued employment, the RSUs granted shall be fully vested on October 27, 2017.

(3)  Twenty-five percent (25%) of the 185,315 options awarded to Mr. Steinmetz on May 7, 2013 vested and became exercisable on March 31, 2014 and thereafter, 6.25% of the options began vesting and become exercisable every three calendar months through January 31, 2015.  In addition, pursuant to the 2014 Steinmetz Employment Agreement, Mr. Steinmetz received accelerated vesting of 57,911 options to purchase shares of common stock.  As of, January 31, 2015, 138,987 shares of common stock underlying vested options were held by Mr. Steinmetz. All vested options will remain exercisable until June 30, 2016.

Option Exercises and Stock Vested

The following table summarizes, with respect to our named executive officers, all options that were exercised or stock that vested during fiscal 2014:

	Option Awards			Restricted Stock
	Number of Shares	Value Realized		Number of	Value Realized
Name	Acquired on Exercise	on Exercise		Shares Vested	on Vesting

Philip Hartstein	---	$	---	---	$	---

Michael Noonan	---	$	---	---	$	---

Shimon Steinmetz	---	$	---	---	$	---

Employment Agreements

Philip Hartstein’s Employment Agreement

On January 14, 2015, we entered into the 2015 Hartstein Employment Agreement, effective January 1, 2015, with Philip Hartstein, our President and Chief Executive Officer.  The 2015 Hartstein Employment Agreement provides that Mr. Hartstein will continue as our President and Chief Executive Officer at a base salary of $350,000, subject to adjustment.   During the term of the agreement, Mr. Hartstein will also be eligible to receive an annual bonus in the amount of $200,000, subject to adjustment on an annual basis, based upon his individual performance and the overall progress of the Company.  Mr. Hartstein will also be eligible to participate in our 2014 Plan and other benefit plans.

Pursuant to the 2015 Hartstein Employment Agreement, the Board of Directors awarded Mr. Hartstein 200,000 RSUs on January 14, 2015.  The RSUs are scheduled to vest over a four-year period, with one-quarter vesting on January 1, 2016, and the remainder vesting ratably on a quarterly basis for the following three years so that, subject to employee’s continued employment, the RSUs granted shall be fully vested on January 1, 2019.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.

The 2015 Hartstein Employment Agreement also provides that in the event the daily trading average price of the Company’s shares of common stock has been at least $12.50 for a period of twenty full consecutive trading days during the term of the agreement, the Company shall recommend to the Compensation Committee and the Board of Directors a grant of an additional 100,000 RSUs.  Subject to employee’s employment at the time of grant, this grant of RSUs would be fully vested immediately upon grant.  The RSUs would be awarded (if at all) pursuant to the 2014 Plan or any successor plan that may then be in effect and an award agreement thereunder.

            Mr. Hartstein’s employment may be terminated at any time and for any reason upon at least 90 days advance written notice of such termination.

Previously, on July 8, 2013, we and Philip Hartstein had entered into the 2013 Hartstein Employment Agreement, effective as of July 1, 2013, pursuant to which Mr. Hartstein served as our President.  The 2013 Hartstein Employment Agreement provided for a base salary of $300,000 per year.  In addition, Mr. Hartstein was eligible to receive a discretionary bonus at the end of every four month period of his employment term, based on Mr. Hartstein’s performance and the overall progress of the Company, in an aggregate amount of up to $75,000 per year.  The 2013 Hartstein Employment Agreement ceased to be effective upon our entry into the 2015 Hartstein Employment Agreement in January 2015.

Michael Noonan’s Employment Agreement

On November 11, 2014, we entered into the 2014 Noonan Employment Agreement, with Michael Noonan, our Chief Financial Officer and Treasurer.   The 2014 Noonan Employment Agreement provides for a base salary of $250,000 per year, subject to adjustment.  During the term of the 2014 Noonan Employment Agreement, Mr. Noonan will also be eligible to receive an annual bonus in the amount of $75,000, subject to adjustment on an annual basis, based upon his individual performance and the overall progress of the Company.  Mr. Noonan will also be eligible to participate in our 2014 Plan and other benefit plans.

Prior to Mr. Noonan’s appointment to Chief Financial Officer, on October 27, 2014, the Company awarded Mr. Noonan 130,000 RSUs, in his capacity as Vice President, Finance.  The RSUs are scheduled to vest over a three-year period, with one third vesting on October 27, 2015, and an additional 8.33% of the RSUs vesting every three calendar months thereafter until fully vested.  The RSUs were awarded pursuant to the 2014 Plan and an award agreement thereunder.

Mr. Noonan’s employment may be terminated at any time and for any reason upon at least 30 days advance written notice of such termination.

 Potential Payments Upon Termination or Change-in-Control

Messrs. Hartstein and Noonan

Pursuant to the 2014 Plan, if we undergo a change in control and terminate the employment or service of any award recipient, including Messrs. Hartstein and Noonan, for a reason other than cause, within two years of the change in control, then, subject to certain limitations, any awards made pursuant to the 2014 Plan become immediately fully vested and exercisable, any restrictions imposed on the award lapses and the recipient own it outright, and all performance goals are deemed met.  For Messrs. Hartstein and Noonan, if the Company would have experienced a change in control as described above and Messrs. Hartstein and Noonan would have been terminated within two years of such change in control, as of December 31, 2014, 243,227 options and 130,000 RSUs, respectively, would have become immediately vested and exercisable, representing fair values of $276,948 and $302,900, respectively.

Shimon Steinmetz

On October 30, 2014, we entered into the 2014 Steinmetz Employment Agreement with Shimon Steinmetz, our former Chief Financial Officer and Treasurer.  The Steinmetz Agreement provided that Mr. Steinmetz would continue as the Company’s Chief Financial Officer and Treasurer through an initial term ending on November 30, 2014, subject to extension on a monthly or other basis as mutually agreed between the Company and Mr. Steinmetz, unless earlier terminated.  The 2014 Steinmetz Employment Agreement provided for a base salary of $200,000, an annual target bonus of $50,000 and eligibility for participation in our equity incentive plans and benefits programs.

The 2014 Steinmetz Employment Agreement provided that we could terminate Mr. Steinmetz at any time, and if such termination was without cause or resulted from the failure by us and Mr. Steinmetz to renew his employment beyond the initial term ending on November 30, 2014, Mr. Steinmetz would be entitled to a two month transition period ending on January 31, 2015.  Following such transition period, Mr. Steinmetz would be entitled, in addition to any accrued obligations (including base salary and the 2014 annual target bonus), to a severance payment that includes, among other things, six months of base salary, 50% of the 2015 annual target bonus, accelerated vesting of up to 57,911 options to purchase shares of common stock, which options will remain exercisable until June 30, 2016, and payment of certain expenses.

Pursuant to the 2014 Steinmetz Employment Agreement, Mr. Steinmetz received the following upon his separation from the Company on January 31, 2015:  (i) $140,000 in cash, reflecting his severance payment, (ii) $15,000 in cash for payment of legal fees, and (iii) accelerated vesting on January 31, 2015 of an additional 57,911 options to purchase shares of common stock, which remain exercisable through June 30, 2016.  These amounts are in addition to the payment of any accrued cash obligations, including accrued obligations with respect to Mr. Steinmetz’s 2014 cash bonus and a prorated portion of his 2015 cash bonus, and the vesting of any outstanding options in accordance with their original vesting terms through January 31, 2015.

Director and Officer Indemnification Arrangements

We have indemnification arrangements with members of our Board of Directors and our executive officers. These arrangements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also expect to maintain directors and officers liability insurance and may enter into similar indemnification agreements with future directors and executive officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Director Compensation

 The following table provides the compensation earned for the 2014 fiscal year for services rendered to us in all capacities, by our directors.

Name		Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)			Option Awards		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings Awards	All Other Compensation		Total

Eric Benhamou		$60,000		$100,000	$	---	$	---	$	---	$	---		$160,000

Daniel Chinn (4)	$	---	$	---	$	---	$	---	$	---	$	---	$	---

Glenn Daniel		$50,000		$100,000	$	---	$	---	$	---	$	---		$150,000

Michael Eisenberg	$	---	$	---	$	---	$	---	$	---	$	---	$	---

Harry Kellogg		$50,000		$100,000	$	---	$	---	$	---	$	---		$150,000

Alex Rogers	$	---	$	---	$	---	---	$	---	$	---	$	---

Michael Southworth		50,000		$100,000	$	---	---	$	---	$	---		$150,000

(1)  Represents director fees paid to each of Messrs. Benhamou, Daniel, Kellogg and Southworth.

(2)  Represents 24,390 RSUs granted to each of Messrs. Benhamou, Daniel, Kellogg and Southworth on July 10, 2014.  Each RSU represents the contingent right to receive one share of common stock of the Company or its equivalent cash value, subject to the terms and conditions of the Company’s 2014 Plan.  The RSUs vest one-third on July 10, 2015 and an additional 8.33% of the RSUs vest every three calendar months following such date. The RSUs will be settled upon vesting.

(3)  Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718 and FASB ASC 505, Equity-Based Payments to Non-employees. Our policy and assumptions made in the valuation of share-based payments are contained in Note 8 to our December 31, 2014 financial statements.  The value of stock awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officers.

(4)  Daniel Chinn was the Chief Executive Officer of our subsidiary, Finjan, Inc. until April 2, 2014, when he transitioned to focus his time on serving on the Company’s Board of Directors.  He did not receive any compensation for his services, other than a one-time option award granted on May 7, 2013 by Finjan, Inc. prior to the Merger of 535,355 options at an exercise price of $1.66.  The fair value of the options was $1,345,363 at December 31, 2014.  See also “Certain Relationships and Related Party Transactions” for legal fees paid to a law firm in which Daniel Chinn is a partner.

Director Fees

Annual directors fees are payable to each of Messrs. Daniel, Kellogg, Southworth and Benhamou in the following amounts:

•
$65,000 annual director fee, payable in arrears in four equal quarterly installments on the last day of each fiscal quarter during which a director serves as a member of the Board; provided, however, that each such installment shall only be paid if such director served as such during the entire fiscal quarter with respect to which such installment is payable; provided further that for purposes of this fee, directors shall be deemed to have started on April 1, 2014;

•	$17,500 annual fee to members of the audit committee, payable in arrears on the last day of each fiscal year during which such director served as a member of the Audit Committee; and

•	$10,000 annual fee to the Chairman of the audit committee, payable in arrears on the last day of each fiscal year during which such Chairman served as the Chairman of the Audit Committee.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2014, securities issued and securities available for future issuance under the 2014 Plan and 2013 Global Share Option Plan and Israeli Sub-Plan (“the 2013 Option Plan”) were as set forth below.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2)
Equity compensation plans approved by security holders	1,805,063	$2.40	1,797,332
Equity compensation plans not approved by security holders	—	—	—
Total	1,805,063	$2.40	1,797,332

(1)	Represents 374,504 RSUs and 1,430,559 options to purchase shares of common stock outstanding as of December 31, 2014 under the 2014 Plan and the 2013 Plan.
(2)	Securities available for future issuance under the 2014 Plan; no shares are available for future issuance under the 2013 Plan.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of April 15, 2015 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has shares or “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying options held by that person or entity that are exercisable within 60 days after April 15, 2015, but excludes common stock underlying options held by any other person or entity. Except as noted below, the address for each person listed in the following table is c/o Finjan Holdings, Inc., 2000 University Avenue, Suite 600, East Palo Alto, CA 94303.  Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		%(1)
Daniel Chinn, Chairman	535,355	(2)	2.3%
Philip Hartstein, President & Chief Executive Officer	217,702	(3)	1%
Michael Noonan, Chief Financial Officer & Treasurer	5,000		--
Michael Eisenberg, Director	5,353,555	(4)	23.8%
Eric Benhamou, Director	617,718	(5)	2.7%
Glenn Daniel, Director	0		--
Harry Kellogg, Director	0		--
Michael Southworth, Director	0		--
Alex Rogers, Director	0	(6)	--
All directors and executive officers as a group	6,729,330		29.9%

BCPI I, L.P. 2480 Sand Hill Road Menlo Park, CA 94025	5,353,555	(7)	23.8%
Israel Seed IV, L.P. 309 Queensgate House South Church Street Georgetown, Grand Cayman, Cayman Islands	4,365,207	(8)	19.4%

HarbourVest International Private Equity Partners IV Direct Fund L.P. c/o HarbourVest Partners LLC One Financial Center 44th Floor Boston, MA 02111	4,303,435	(9)	19.1%
Cisco Systems, Inc. 170 W. Tasman Drive San Jose, CA 95134	1,688,429	(10)	7.5%
Star Bird Holdings Limited c/o BWCI Group, Albert House, South Esplanade, St Peter Port Guernsey GY1 3BY	1,461,933	(11)	6.5%
______________________
*Less than 1%

(1)	Percentages are based on 22,511,807 shares of common stock issued and outstanding as of April 15, 2015.

(2)	Represents options to purchase 535,355 shares of common stock, which are currently exercisable for $1.6559 per share.

(3)
Includes options to purchase 216,202 shares of common stock, which are currently exercisable for $1.6559 per share.  Does not include options to purchase 216,201 shares of common stock which are not currently exercisable and will not become exercisable within 60 days.

(4)	Represents the 5,353,555 shares of common stock held by BCPI I, L.P. See footnote (7).

(5)	Includes shares of common stock held by Benhamou Global Ventures LLC, with respect to which Eric Benhamou has sole voting and dispositive power.

(6)
Excludes the 4,303,435 shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Alex Rogers is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners LLC, the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. and disclaims beneficial ownership of the shares held by HarbourVest International Private Equity Partners IV-Direct Fund.

(7)
Represents 5,353,555 shares of common stock held by BCPI I, L.P. (“BCPI I”) for itself and as nominee for BCPI Founders’ Fund I, L.P. (“BCPI FF”) and for other individuals and entities.  BCPI Partners I, L.P. (“BCPI GP”), the general partner of both BCPI I and BCPI FF, may be deemed to have sole power to vote and dispose of these shares, BCPI Corporation (“BCPI Corp.”), the general partner of BCPI GP, may be deemed to have sole power to vote and dispose of these shares, and Michael Eisenberg (“Eisenberg”) and Arad Naveh (“Naveh”), the directors of BCPI Corp., may be deemed to have shared power to vote and dispose of these shares.  The foregoing information is based solely upon information contained in the Schedule 13D filed by BCPI I, BCPI GP, BCPI Corp., Eisenberg and Naveh on June 13, 2013.

(8)
Represents 4,365,207 shares of common stock held by Israel Seed IV, L.P., the general partner of which is Israel Venture Partners 2000 Limited (“Israel Venture”).  Neil Cohen (“Cohen”), Jonathan Medved and Michael Eisenberg are the current members of Israel Venture.  However, Neil Cohen is the managing member of Israel Venture and, in his capacity as such, has voting and dispositive power with respect to securities beneficially owned by Israel Venture.  Both Israel Venture and Cohen have disclaimed beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.  The foregoing information is based solely upon information contained in the Schedule 13D filed by Israel Seed and Israel Venture on June 13, 2013.

(9)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners LLC, (“HarbourVest Partners”) which is the Managing Member of HIPEP IV Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct.  Based solely upon the Schedule 13G filed by HarbourVest Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.  The foregoing information is based solely upon information contained in the Schedule 13D filed by HarbourVest Direct on June 13, 2013.

(10)	The foregoing information is based solely upon information contained in the Schedule 13G/A filed by Cisco Systems, Inc. on February 6, 2015.

(11)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the corporate directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Exchange Act, with respect to STAR’s investment in the Company. PTL and CTL own directly no Shares.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CT2 on June 18, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2014, there has not been, nor is there currently planned, any transaction or series of similar transactions in which we were or are a participant and the amount involved exceeds $120,000, and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest, other than the transactions described below and the compensatory transactions described elsewhere in this filing.

Services

Finjan, Inc. has obtained, and we expect to continue to obtain, legal services from Tulchinsky Stern Marciano Cohen Levitski & Co. (the “Firm”), a law firm in which Daniel Chinn, a member of our Board of Directors and a current director is a partner.  The Company incurred legal fees due to such law firm of approximately $258,000 during the year ended December 31, 2014, for services provided by the Firm, which includes making Mr. Chinn’s time available to us.   Pursuant to an engagement letter, dated February 10, 2015 between the Company and the Firm, the Company will continue to retain the Firm pursuant a retainer of $12,500 per month, in addition to any hourly billing rates that may be applicable, as well as $100,000 annual bonus retainer at the discretion of the Company.

The Company entered into a Services Agreement, effective as of January 22, 2015, with IR Smartt Inc, a Texas corporation, pursuant to which the Company agreed to pay IR Smartt a total of $31,000 for social media and investor related services during the six month term ending July 22, 2015.  Mr. Noonan, the Company’s Chief Financial Officers, holds a 50% interest in IR Smartt.

Related Party Transactions Policy

On October 7, 2013, the Board of Directors adopted a written Related Party Transactions Policy pursuant to which all related party transactions are required to be reviewed and approved.  The policies and procedures are intended to work in conjunction with the Company’s Code of Business Conduct and Ethics, which addresses general conflicts of interest.

For purposes of the policy, a “related party transaction” is, subject to certain limited exceptions, any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest. “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is known to be a beneficial owner of more than 5% of our voting securities; (c) any immediate family member or person (other than a tenant or employee) sharing the household of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a general partner, principal or is in a similar position, or in which such person, together with all other “related persons,” have in the aggregate 10% or greater beneficial ownership interest.

The policy calls for the Chief Financial Officer, the Audit Committee or the Chair of the Audit Committee, as applicable and in accordance with the Related Party Transaction Policy, to review each related person transaction and determine (in consultation with outside legal counsel if necessary) whether it will approve or ratify that transaction after considering the facts and circumstances of the transaction.

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. Currently, there are seven directors divided into three classes designated Class 1, Class 2 and Class 3.  The term of office for each Class 3 director expires at the 2015 annual meeting of stockholders.  The term of office for each Class 1 director expires at the 2016 annual meeting of stockholders.   The term of office for each Class 2 director expires at the 2017 annual meeting of stockholders.  The nominees for re-election to the Board of Directors are as follows:

•
Michael Eisenberg and Harry Kellogg to serve as Class 3 directors with terms scheduled to end at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, would designate substitute nominees and proxies would be voted for such substitutes.  Management does not anticipate that any of the nominees will become unavailable.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Vote Required

The affirmative vote of a plurality of the votes present by person or by proxy and entitled to vote at the 2015 annual meeting of stockholders is required to elect each nominee as director.  Cumulative voting in the election of directors is not permitted. Therefore, the two nominees in Class 3 receiving the highest number of affirmative votes cast at the annual meeting of stockholders will be elected.  Because there are only two nominees for election as Class 3 directors, each nominee will be elected assuming each receives at least one vote.  For purposes of the vote on this proposal, shares that are withheld and broker non-votes will have no effect on the outcome of the proposal.  Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be elected.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2014 have been audited by Marcum LLP, who served as our independent registered public accounting firm for the last three fiscal years. The Audit Committee has appointed Marcum LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015. We have been advised by Marcum LLP that representatives of Marcum LLP will be present at our 2015 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Marcum LLP, the Audit Committee may reconsider the appointment and may retain Marcum LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

Vote Required

The ratification of the appointment of Marcum LLP requires the approval of a majority of the votes present in person or by proxy and entitled to vote at the 2015 annual meeting of stockholders. For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the outcome of the proposal.

Disclosure of Marcum LLP Fees for the Years Ended December 31, 2014 and 2013.

The following table sets forth the fees that the Company was billed or is expected to be billed by Marcum LLP, our independent registered public accountants, for fiscal years 2014 and 2013.

	For The Years Ended December
	2014	2013
Audit Fees (1)	$151,929	$128,750
Audit-Related Fees (2)	72,078	73,800
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$224,007	$202,550

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)
Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including due diligence.

(3)	Tax fees relate to professional services rendered for tax compliance, tax advice and tax planning for the Company.

 Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval & Hiring Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit Committee Pre-Approval & Hiring Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $25,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2014.

2013 Change in Accounting Firm in Connection with Merger

The following disclosure, the substance of which was originally presented in a Current Report on Form 8-K filed on June 3, 2013, in connection with the Company’s Merger, is being presented again below in accordance with applicable SEC rules:

On June 3, 2013, we notified our former independent registered public accounting firm, Moody, Famiglietti & Andronico, LLP (“MFA”), of our intention to engage Marcum LLP as our new independent registered public accounting firm, at which time we dismissed MFA.  Marcum LLP served as the independent registered public accounting firm for Finjan in connection with the Merger.  The decisions to dismiss MFA and to engage Marcum LLP were approved by our board of directors.

MFA’s reports on our balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as described below.

MFA’s report with respect to the year ended December 31, 2012 contained the following explanatory paragraph: “The accompanying consolidated financial statements have been prepared assuming that Converted Organics, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty”

MFA’s report with respect to the year ended December 31, 2011 contained the following explanatory paragraphs: “The accompanying consolidated financial statements have been prepared assuming that Converted Organics Inc. and subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 19, the Company has restated its 2010 consolidated financial statements to correct the misstatement of the fair value of certain acquisition consideration, the allocation of that acquisition consideration and certain amounts recorded as gain on change in fair value of derivative liability, to conform to accounting principles generally accepted in the United States of America.”

During the two most recent fiscal years prior to MFA’s dismissal and through June 3, 2013 (the date of MFA’s dismissal), there were no disagreements between us and MFA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to MFA’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such periods.  Also, during such periods, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We have authorized MFA to respond fully to the inquiries of Marcum LLP.

We have provided MFA with the foregoing disclosures and requested that it furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company herein. A copy of the response of MFA to the foregoing disclosures, which were initially included in our Current Report on Form 8-K filed with the SEC on June 3, 2013, is filed as Exhibit 16.1 to such Current Report on Form 8-K.

On June 3, 2013, we engaged Marcum LLP as our new independent registered public accounting firm to audit our consolidated financial statements.  During the two most recent fiscal years and through June 3, 2013, neither the Company nor anyone acting on our behalf has consulted with Marcum LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice provided by Marcum LLP was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Benhamou, Daniel, Kellogg and Southworth. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements.  Management has primary responsibility for preparing our financial statements and establishing effective internal controls over financial reporting. Marcum LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles established in the United States (GAAP) and on the effectiveness of our internal controls over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (1992).

 In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2014 with our management and representatives of Marcum LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with Marcum LLP the matters required to be discussed by PCAOB Audit Standard No. 16. The Audit Committee has received both the written disclosures and the letter from Marcum LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with Marcum LLP the independence of Marcum LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by Marcum LLP are compatible with maintaining the independence of Marcum LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2014 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors
Eric Benhamou (Chairman)
Glenn Daniel Harry Kellogg Michael Southworth

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2014, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, June 24, 2015:

The Proxy Statement and the 2014 Annual Report to Stockholders are available at:

www.proxyvote.com

Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC. You should make your request in writing to:

Finjan Holdings, Inc.
 Attention: Investor Relations
 2000 University Avenue, Suite 600,
East Palo Alto, CA 94303

Other Matters to Come Before the 2015 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2016 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 29, 2015.

Our bylaws include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors.  Stockholders desiring to nominate persons for election to our Board at, or to bring business before, the next annual meeting of stockholders other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, will be required to deliver written notice to our Secretary, at the principal executive offices of the Company, within the timeframe determined in accordance with the advance notice provisions more fully described under “Stockholder Proposals and Recommendations of Director Nominees.”

* * * *

By Order of the Board of Directors

Name: Philip Hartstein
Title: President and Chief Executive Officer
Palo Alto, California
April 27, 2015

FINJAN HOLDINGS, INC. ATTN: INVESTOR RELATIONS 2000 UNIVERSITY AVENUE, SUITE 600 EAST PALO ALTO, CA 94303
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time (8:59 PM Pacific Daylight Time) on June 23, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time (8:59 PM Pacific Daylight Time) on June 23, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M92103-P64698 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FINJAN HOLDINGS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect two Class 3 directors to serve three-year terms ending in 2018; and		☐	☐	☐

Nominees:
	01)	Michael Eisenberg (Class 3)
	02)	Harry Kellogg (Class 3)

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M92104-P64698

FINJAN HOLDINGS, INC.
Annual Meeting of Stockholders
June 24, 2015 9:00 AM (PDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Philip Hartstein and Michael Noonan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FINJAN HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT, on June 24, 2015, at 2000 University Avenue, Suite 600, East Palo Alto, CA 94303, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side